Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of Pareteum Corporation (the “Company”) of our report dated March 29, 2017, relating to the consolidated financial statements of Pareteum Corporation for the years ended December 31, 2016 and 2015 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Company’s Form S-1 filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Squar Milner LLP

Los Angeles, California
October 16, 2017